Exhibit 99.1

Resource Capital Corp. Announces Full Redemption of its 8.50% Series A Cumulative Redeemable Preferred Stock, Partial Redemption of its 8.25% Series B Cumulative Redeemable Preferred Stock and Quarterly Cash Dividends for Preferred Stock

NEW YORK, NY, December 18, 2017 — Resource Capital Corp. (NYSE: RSO) (the “Company”) today announced that it will redeem on January 31, 2018 (the “Redemption Date”) all shares of its 8.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) outstanding on the Redemption Date and 930,983 shares of its 8.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) outstanding on the Redemption Date. The shares of Series A Preferred Stock and Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share.

After the Redemption Date, dividends on all shares of Series A Preferred Stock will cease to accrue, the Series A Preferred Stock will no longer be outstanding and, therefore, all rights of the holders of such shares will terminate, except for the right of the holders to receive the cash payable upon such redemption without interest. Upon redemption, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange. Annual preferred stock dividend savings will be approximately $2.27 million as a result of the redemption of the Series A Preferred Stock.

After the Redemption Date, dividends on the shares of Series B Preferred Stock being redeemed will cease to accrue, the redeemed shares will no longer be outstanding and, therefore, all rights of the holders of such shares will terminate, except for the right of the holders to receive the cash payable upon such redemption without interest. Annual preferred stock dividend savings will be approximately $1.92 million as a result of the redemption of a portion of the Series B Preferred Stock.

All shares of Series A Preferred Stock and Series B Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”), and the shares of Series B Preferred Stock to be redeemed will be selected in accordance with the procedures of DTC. Payment to DTC for the redeemed shares of Series A Preferred Stock and Series B Preferred Stock will be made by American Stock Transfer & Trust Company, LLC, as redemption agent.

The notices of redemption and related materials will be mailed to the registered holders of Series A Preferred Stock and Series B Preferred Stock on or about December 20, 2017. Questions relating to, and requests for additional copies of, the notices of redemption and the related materials should be directed to the redemption agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Reorganization Department, telephone 877-248-6417.

The Company also announced today that it will pay a cash dividend on its Series A Preferred Stock for the period from October 31, 2017 through and including January 30, 2018 in the amount of $0.531250 per share. The dividend will be payable on January 30, 2018 to holders of record on January 2, 2018.

The Company will also pay a cash dividend on its Series B Preferred Stock for the period from October 31, 2017 through and including January 30, 2018 in the amount of $0.515625 per share. The dividend will be payable on January 30, 2018 to holders of record on January 2, 2018.

The Company will also pay a cash dividend on its 8.625% Series C Cumulative Redeemable Preferred Stock for the period from October 31, 2017 through and including January 30, 2018 in the amount of $0.539063 per share. The dividend will be payable on January 30, 2018 to holders of record on January 2, 2018.

About Resource Capital Corp.

Resource Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Resource Capital Manager, Inc., an indirect wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and services company engaged in a broad range of activities.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

For more information, please visit the Company’s website at www.resourcecapitalcorp.com or contact investor relations at IR@resourcecapitalcorp.com.